Exhibit 23.1

7915 FM 1960 West Suite 220 Houston, TX 77070 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SideChannel, Inc.

Worcester, MA

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated December 18, 2025, of our report dated December 18, 2025, relating to the consolidated financial statements of SideChannel, Inc. as of September 30, 2025 and 2024, and for each of the two years in the period ended September 30, 2025.

RBSM, LLP

7915 FM 1960 West,Suite 220,

Houston, TX 77070

December 18, 2025

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

 Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide